Exhibit 99.1
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EDITED TRANSCRIPT DIOD.OQ - Q1 2022 Diodes Inc Earnings Call

EVENT DATE/TIME: MAY 04, 2022 / 9:00PM GMT

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MAY 04, 2022 / 9:00PM, DIOD.OQ - Q1 2022 Diodes Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Brett R. Whitmire Diodes Incorporated - CFO

Emily Yang Diodes Incorporated - SVP of Worldwide Sales & Marketing

Gary Yu Diodes Incorporated - SVP of Business Groups

Keh-Shew Lu Diodes Incorporated - Chairman, CEO & President

Leanne K. Sievers Shelton Group - President

C O N F E R E N C E C A L L P A R T I C I P A N T S

David Neil Williams The Benchmark Company, LLC, Research Division - Senior Equity Analyst

Matthew D. Ramsay Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Tristan Gerra Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

William Stein Truist Securities, Inc., Research Division - MD

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to Diodes Incorporated First Quarter 2022 Financial Results Conference Call. (Operator Instructions). As a reminder, this conference call is being recorded today, Wednesday, May 4, 2022.

I would now like to turn the call over to Leanne Sievers of the Shelton Group Investor Relations. Leanne, please go ahead.

Leanne K. Sievers - Shelton Group - President

Good afternoon, and welcome to Diodes first quarter 2022 financial results conference call. I'm Leanne Sievers, President of Shelton Group, Diodes'
Investor Relations firm. Joining us today are Diodes Chairman, President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Brett Whitmire; Senior
Vice President of Worldwide Sales and Marketing, Emily Yang; Senior Vice President of Business Groups, Gary Yu; and Director of Investor Relations,
Gurmeet Dhaliwal.

Before I turn the call over to Dr. Lu, I'd like to remind our listeners that the results announced today are preliminary as they are subject to the company finalizing its closing procedures and customary quarterly review by the company's independent registered public accounting firm. As such, these results are unaudited and subject to revision until the company files its Form 10-Q for its 2022 fiscal quarter ending March 31, 2022. In addition, management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore, we refer you to a more detailed discussion of the risks and uncertainties in the company's filings with the Securities and
Exchange Commission, including Forms 10-K and 10-Q.

In addition, any projections as to the company's future performance represent management's estimates as of today, May 4, 2022. Diode assumes no obligation to update these projections in the future as market conditions may or may not change, except to the extent required by applicable law.

Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details. Also throughout the company's press release and management statements during this conference

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MAY 04, 2022 / 9:00PM, DIOD.OQ - Q1 2022 Diodes Inc Earnings Call

call, we refer to net income attributable to common stockholders as GAAP net income. For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days in the Investor Relations section of Diodes website at www.diodes.com.

And now I'll turn the call over to Diodes Chairman, President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Thank you, Leanne. Welcome, everyone, and thank you for joining us today. The first quarter represented a continuation of outstanding execution by the Diodes team, especially considering the quarter is typically down seasonally and the recent COVID-related lockdowns in China, most notably in the Shanghai area. We once again set new records across key financial metrics, including the 6th consecutive quarter of record revenue and the gross profit, record gross margin that exceeded 40% for the first time in the company's history and the 5th consecutive quarter of record non-GAAP earnings per share.

Before continuing, let me first take this moment to extend our well wishes to those affected by the lockdowns in China, in particular our employees and their families. We have been providing relief assistance for impacted employees, including sleeping and shower arrangements at our local facilities in addition to providing four meals a day. We consider all our employees as family members, and it is important to the company to be part in helping them get through these difficult times.

Turning back to our results, our strong revenue and margin performance in the quarter continued to be driven by records achieved in the automotive end market, which reached 13% of revenue, the industrial market as well as for our Pericom products. Gross margin expanded 720 basis points year-over-year due to a greater mix of higher-margin products, along with expanded factory utilization and loading. Another key factor to our ongoing success has been our content expansion initiatives and our total solution sales approach, resulting in expanded customer relationships and increasing design win momentum. And when combined with our diligent expense management, we delivered an almost 90% increase in adjusted earnings per share over the previous year period.

During the quarter, we were also pleased to announce the proposed acquisition of the onsemi South Portland, Maine wafer fabrication facility and operations, which provides additional 200-millimeter wafer fab capacity for analog products to accelerate our growth initiatives in automotive and industrial end markets. We expect this transaction to close late in the second quarter. The U.S. based facility, together with our existing facilities in
Asia and Europe, will further enhance our global manufacturing footprint and greatly increase our internal capacity to support our future growth.

Looking forward, backlog and the demand for all products remains at high levels across all target end markets and geographies, and we are guiding for our 9th consecutive quarter of growth and our 7th consecutive quarter of record revenue in the second quarter and also anticipating another solid year of strong growth and profitability for Diodes.

With that, let me now turn the call over to Brett to discuss our first quarter financial results and our second quarter 2022 guidance in more detail.

Brett R. Whitmire - Diodes Incorporated - CFO

Thanks, Dr. Lu, and good afternoon, everyone. As a part of my financial review today, I will focus my comments on the sequential change for each of the line items and would refer you to our press release for a more detailed review of our results as well as the year-over-year comparisons.

Revenue for the first quarter 2022 was a record $482.1 million, an increase of 0.4% from $480.2 million in the fourth quarter 2021.

Gross profit for the first quarter was also a record at $196.7 million, representing a record 40.8% of revenue, increasing 3.1% or 110 basis points from $190.7 million or 39.7% of revenue in the fourth quarter 2021.

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MAY 04, 2022 / 9:00PM, DIOD.OQ - Q1 2022 Diodes Inc Earnings Call

GAAP operating expenses for the first quarter of 2022 were $103.6 million or 21.5% of revenue. And on a non-GAAP basis, were $99.5 million or

20.6% of revenue, which excludes $3.9 million of amortization of acquisition-related intangible asset expenses and $0.3 million of acquisition-related costs. This compares to non-GAAP operating expenses in the prior quarter of $100.1 million or 20.8% of revenue.

Total other income amounted to approximately a negative $2.2 million for the quarter, consisting of $5.5 million of unrealized loss on investments,
$1.1 million in interest expense, $1.9 million of other income, $1.7 million in foreign currency gains and $800,000 of interest income.

Income before taxes and noncontrolling interest in the first quarter 2022 was $90.8 million compared to $108.8 million in the previous quarter due primarily to a couple of non-GAAP items that included the gain on the sale of a manufacturing subsidiary last quarter and unrealized loss on investments in the first quarter.

Turning to income taxes. Our effective income tax rate for the first quarter was approximately 18.3%.

GAAP net income for the first quarter 2022 was $72.7 million or $1.59 per diluted share compared to GAAP net income of $65.5 million or $1.43 per diluted share in the fourth quarter 2021. Net income per diluted share in the first quarter increased 82.8% year-over-year from the $0.87 per diluted share in the first quarter 2021. Share count used to compute GAAP diluted EPS in the first quarter 2022 was 45.9 million shares.

Non-GAAP adjusted net income in the first quarter was a record $80.3 million or $1.75 per diluted share, which excluded net of tax, $4.2 million non-cash mark-to-market adjustment of investments, $3.2 million of acquisition-related intangible asset costs and $0.2 million of acquisition-related costs. This represents a 9.4% improvement from last quarter of $1.60 per diluted share or $73.3 million and an 88.2% improvement from $0.93 per diluted share or $42 million in the first quarter 2021.

Excluding share-based compensation expense of $6.4 million for the first quarter, both GAAP earnings per share and non-GAAP adjusted EPS would have increased by $0.14 per diluted share for the first quarter.

EBITDA for the first quarter was $118.2 million or 24.5% of revenue compared to $139 million or 28.9% of revenue in the prior quarter. On a year-over-year basis, EBITDA increased 44.8% from $81.7 million in the first quarter 2021, highlighting our continued improvements over the past year.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, which provides additional details.

Cash flow generated from operations was $72.3 million for the first quarter 2022. Free cash flow was $33.8 million for the first quarter, which included
$38.5 million for capital expenditures. Net cash flow was a negative $60.8 million, which included the paydown of approximately $67.6 million of long-term debt, CapEx and a deposit on the proposed acquisition of the onsemi wafer facility.

Turning to the balance sheet. At the end of the first quarter, cash, cash equivalents, restricted cash plus short-term investments totaled approximately
$315 million. Working capital was $689 million and total debt, including long-term and short term was $232 million.

In terms of inventory, at the end of first quarter, total inventory days were approximately 113 as compared to 107 last quarter. Finished goods inventory days were 34 compared to 32 last quarter. Total inventory dollars increased $21.4 million to approximately $370 million. Total inventory in the quarter consisted of a $24.3 million increase in raw materials, a $1.9 million decrease in work-in-process and a $1 million decrease in finished goods.

Capital expenditures on a cash basis for the first quarter 2022 were $38.5 million or 8% of revenue, which is within our target model of 5% to 9%.

Now, turning to our outlook.

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MAY 04, 2022 / 9:00PM, DIOD.OQ - Q1 2022 Diodes Inc Earnings Call

Backlog and demand remains very strong going into the second quarter, but due to the COVID-related lockdowns in China, especially in the
Shanghai area, capacity was impacted at our local facilities during the first month of the quarter until now. With our excellent execution and recent improvements, we are guiding for sequential growth and expect revenue to be approximately $500 million, plus or minus 3% and GAAP gross margin to be 41.0%, plus or minus 1%. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 21.0% of revenue, plus or minus 1%. We expect net interest expense to be approximately $1.2 million. Our income tax rate is expected to be 18.3%, plus or minus 3%, and shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 46.3 million shares.

Please note amortization of $3.2 million after tax for previous acquisitions is not included in these non-GAAP estimates.

With that said, I now turn the call over to Emily Yang.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Thank you, Brett, and good afternoon. First quarter revenue increased slightly quarter-over-quarter, which is better than typical seasonality and above the midpoint of our guidance, primarily driven by strong demand across all regions. We could have achieved even a higher level of performance if we had not been impacted by the China lockdown and COVID-related transportation challenges that limited the product delivered to the customers.

Looking more closely at first quarter revenue, we achieved record worldwide POS revenue due to the strength in Europe and the Americas, both of which had record revenue. Asia also continued to have very strong demand, but POS was impacted slightly due to the China lockdown and the associated product delivery challenges late in the quarter. As a result, distributor inventory in terms of weeks increased slightly quarter-over-quarter due to our distributors not being able to ship product to our end customers, but yet remain at the low end of our defined range of 11 to 14 weeks.
Overall demand and backlog remained very strong across all regions and end markets.

Looking at the global sales in the first quarter. Asia represented 76% of revenue; Europe, 13%; and North America, 11%.

In terms of our end markets, computing represented 27% of revenue, industrial 26%; consumer 18%; communications, 16%; and automotive, 13%
of revenue. We achieved record revenues in Automotive, Industrial and Communication markets. Our Pericom product also set a new revenue record, which is [6] (corrected by company after the call) consecutive quarters. I would also like to point out that our Automotive and Industrial end markets combined, totaled 39% of revenue, which is one step closer to our 2025 target of Auto and Industrial representing 40% of the total revenue.

Now, let me review end markets in greater details. Beginning with Automotive market, revenue increased 26% year-over-year and 9% sequentially to set a new record for the 7th consecutive quarter. This is particularly noteworthy, considered the extremely supply-constrained environment.
Our ongoing success in this market can be attributed to our content expansion initiative over the past several years.

Additionally, our design win momentum has also been a key contributor to our growth, in particular, within our 3 focused application areas that include Connected Driving, Comfort Safety and Style, Powertrain. I will share some highlights in each of this application areas.

In the Connected Driving, which consists of ADAS, Telematics and Infotainment systems, we continue to expand content demand with new design wins for oscillators, crystals, clock ICs, video switches, USB Type-C Re-Drivers, LDOs, power switches, TVS and DC/DC converters. Additionally, USB charging controllers, TVS, MOSFETs and Bipolar products continued to see higher demand for in-vehicle USB Type-C charging ports and wireless charging applications.

For the Comfort, Style and Safety, we continue to gain traction for LED drivers, SBR and DC/DC converters for applications, including headlights, daylight running lights, rear lights, exterior lighting and side-view mirror detection at major automotive manufacturers.

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MAY 04, 2022 / 9:00PM, DIOD.OQ - Q1 2022 Diodes Inc Earnings Call

Also, during the quarter, our newly introduced High-Side IntelliFETs continued to gain strong interest for LED lighting, seat heating, window power lift and infotainment subsystems. Diodes also continued to offer competitive SGT MOSFETs to support automotive brushless DC electric motor applications like power steering, fuel oil, ABS pumps, power seats and mirrors.

In Powertrain, which covers conventional hybrid and electric vehicles, the increasing prevalence of 48-volt battery system is driving additional demand for our 80-volt and 100-volt MOSFETs. We are seeing design wins for USB 2.0 switches and SBR products inside the central control unit and the EV inverters, along with rectifier and TVS in electric motors, lithium battery management systems and EV chargers.

Now, turning to the Industrial market, revenue grew 38% year-over-year and 9% sequentially to set a new record for the 4th consecutive quarter.
We saw a large number of design-ins for motor control, home automation, and industrial IoT applications, in particular, for our high-voltage non-isolated AC/DC converter family.

We also continued to see broad design win traction for industrial and commercial building lighting, power supply applications as well as power tools, DC fans, brushless DC motor, window electronics and industrial HVAC systems.

Additionally, green factory automation and power distribution systems drove rectifier and TVS sales higher in applications, including sensors, control panels, power distribution and charging system. Our Contact Image Sensor product line continued to see momentum from several applications such as check scanner, ID card scanner, document scanner and Film Automated Optical Inspection, or AOI.

In the Computing market, revenue increased 5% year-over-year, but declined 6% sequentially, primarily due to typical seasonality in the quarter and slower demand on the low-end PC market. We continued to gain strong traction in this market, especially for our Pericom products. We secured numerous design wins for signal switching and analog mux in server/data center, workstation, AIO PC and monitors along with DisplayPort mux in the graphic cards. We also saw strong demand for SSD MUX, driven by enterprise high-capacity SSD modules and SSD controllers.

We are also gaining momentum in the data center and high-performance computing applications with our PCI Express 5.0 clock generators and buffers, switches and Re-Drivers. Also, we expanded our wins in mobile station gaming and laptop/notebook/desktop applications with our USB
Type-C downstream-facing port power switches, Hall sensors, buck converters, as well as HDMI Re-Drivers.

Also during the quarter, we continued to see increasing interest for combo switches and Re-Drivers in the docking stations dongles, active cables and KVM applications. Rectifier, TVS, and switching diodes products also posted higher revenue sales in DC fans and compact power supply applications for both notebook and desktop PCs.

In the Communications market, revenue grew 10% year-over-year and was up slightly from the prior quarter to set a new revenue record. PCI
Express buffers are getting traction in 5G CPE applications. We also saw new design wins for our High PSRR LDOs in smartphone applications with solid revenue growth. We also saw strong design win momentum in optical modules, which has been the leading driver for our crystal oscillator business.

Bipolar products also achieved new design wins in a variety of applications, including headsets, routers, IP phones and IP cameras. Power TVS product sales increasing educational support product and safety-critical communication systems for hospitals, schools and universities.

Lastly, in the Consumer market, revenue increased 11% year-over-year, was down 6% sequentially, primarily due to typical seasonality combined with slower consumer demand in the China region. During the quarter, our linear LDE driver win numerous designs at one of the largest consumer vendors for phone, smart home and IoT devices. We are also seeing adoption of HDMI 6 Gbps and 12 Gbps Re-Drivers in major PC chipset reference designs for IoT applications.

Our DC-DC buck converter family continued to see strong demand from the consumer and home appliance market, while our stereo headphone drivers and Piezo sound drivers receive increasing demand for smart speakers and Bluetooth tracker system applications. We also saw revenue growth from applications like smoke detectors, sensors, electronic home applications for our rectifier and TVS products.

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MAY 04, 2022 / 9:00PM, DIOD.OQ - Q1 2022 Diodes Inc Earnings Call

In summary, with another quarter of record results and high level of demand and backlog, Diodes is starting out a New Year very well positioned for continued strong growth throughout the year. And with the future addition of onsemi's wafer fabrication facility and operations, we have the increased available capacity to meet this growing demand, which is proving to be a strong competitive differentiation for Diodes in this supply-constrained environment.

With that, we now open the floor to questions. Operator?

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question comes from the line of Matt Ramsay from Cowen.

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Congratulations to the team on the results, especially given the operational challenges in China right now. I guess that's my first question for the team. Dr. Lu, can you guys try to give us some sort of quantification of the impact that you've seen to your results, both in the first quarter and the second quarter guidance just given all of the COVID lockdowns in China and the operational situation over there? Is there any way to quantify that?
I mean, it's pretty remarkable that you're able to have a beat and raise quarter given all that's going on over there. And I'd just like to understand that impact a bit better.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Okay. I probably cannot give you an exact number, okay? But Shanghai is one of our major operations, but it's not the only operation. And we have about some due to through the contract manufacturing to do packaging for us and we have Chengdu another major site and then we have other for Pericom product, crystal and oscillator factories for assembly. And then we have LSC AT. So, Shanghai lockdown is not a major -- a major AT operation for us, okay? Number two, for 4Q or for 1Q, actually, it virtually only started the lockdown about last week of the end of quarter. And therefore, the impact to us is not major. That's why we are able to exceed our guidance, and perform at record revenue, record profits. So the impact is not big.

Now, for the second quarter, we have already gone through the first month of the quarter so we know how much impact there is for us. That's why we are guiding instead of seasonality, typically at this time 5%, we're guiding 3.7%, okay? And -- but the key thing is for the future, we still not have clear picture yet. Even today, the Shanghai area, even at the release zone, it's still about now 15 million people out of the 26 million people in
Shanghai area. So, you can see it's not 100%. It's probably slightly better than 50% or 60%, 65% okay, released. But we have a very excellent execution team over there. We, when this lockdown announcement come out, we immediately taking with so-called closed-loop operation and we are able to continue using the people who was lockdown in the factory and aggressively go to production, produce the stuff. And then, we watch out the piece part availability and try to get the management, get the government, give us a special permission to be able to get some of the wafer, some of the piece part to come to the factory for continued operation. So, I don't think we going to have a major problem from our operation point of view, I think we have very good outstanding execution team over there.

Now, we are more concerned with our customer, we don't know what's going to happen in their operations. Okay. So, this is more concern from us, but from our own operation, our demand is still very strong, our backlog still very strong, okay, and therefore, we believe we can meet our guidance.

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MAY 04, 2022 / 9:00PM, DIOD.OQ - Q1 2022 Diodes Inc Earnings Call

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Yeah, so as you can imagine right, the situation is extremely dynamic. So. the team has been very creatively, as well as aggressively to minimize the impact.

Gary Yu - Diodes Incorporated - SVP of Business Groups

Right. And I would like also for the more color of that is the -- the lockdown going to be end some day in the future. Okay. The key question is, how can we come back real quickly and so the employee over there is our priority. Okay. So, we are taking care our employee, not only for employee itself, but also for their family. So they appreciate the company's effort and they work very hard to make our goal. So this is one thing I would like to put a note on that.

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Yeah. Thanks all three of you for the color there. I understand the very fluid situation all the way around. My follow-up question. And Emily, I think you touched on it at the very end of your prepared script, which is the ability to continue to add capacity. I know you guys are going to be adding capacity at GFAB in Scotland over time, and now you've gotten the deal to acquire the fab from onsemi, I guess that may support some of the products that they're walking away from in some parts of their business. So, if there's any way we can get a quantification on magnitude and timing of the additional capacity you're going to be able to bring online, sort of outside of Asia that would be really, really helpful?

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

That is separate from two, one is wafer fab, one is AT, because both is very tight on the capacities. And if you look at that from wafer fab capacities,
I think either we can say we are lucky or we have a good planning. If you look at the GFAB we purchased in year 2019. That facility, we are supporting
Texas Instruments, and that support is coming down 10% a year, the loading coming down 10% a year. Therefore, we already start to qualify Diodes'
product to ramp it up in that area -- I mean in that fab. So, you can see when Texas Instrument demand or our commitment to the Texas Instruments are down 10% each year, we can go up 10% to support our own demand. And remember their 10% and compared with our number there, then wafer is much more than what we're talking about 10%. So that is GFAB. Then, obviously, you already know our acquisition for the wafer from onsemi, and that we expect to close next month or end of this month, that's what we expecting. Okay.

And then we would start to move in our technology, and we may not be immediately available, but we think after one year, we should be able to, again, increase significantly our wafer capacity, wafer fab capacities. So, this and another one actually SFAB2 is expected too, and we ramp it up, as we are almost ramped up now. So, if you look at the continued output, then we'll be much better than last year, because that's where you adjust stuff from very low to ramp it up. So, that's another one.

Then the one in JKFAB, which is we purchased from LSC, we continue to increase the capacity, because originally at the beginning of last year, we are only 50% loaded. Then end of 4Q last year, we are going to 90, but at the same time, we continue adding the capacity. So overall, when I give you all this, when you can see, we still have a potential continued growth for our own needs.

Then from AT point of view, again, LSC AT, they are not fully loaded and we're going to using that to load in it, and we start to offload some of the need, okay, go to these under loaded, LSC capacities. And at the same time, SAT, our Shanghai fab, and our Chengdu fab, we continue adding capacity. And actually, we are looking at the need and continue increase the capacity.

So, capacity is very tight, but I think, we are able to continue increase and then supporting our strategic customers. And at the same time, by this kind of support, we are able to develop a very strong relationship with our strategic customers. And so I think, that's how we can continue to grow for our own business.

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MAY 04, 2022 / 9:00PM, DIOD.OQ - Q1 2022 Diodes Inc Earnings Call

Operator

Our next question comes from the line of Tristan Gerra from Baird.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

A quick follow-up question regarding your Fairchild, South Portland, Maine fab. Could you remind us, is that 4-inch, 6-inch are you planning on making 8-inch upgrades? And also, are you into a foundry service commitment or is the production going to go straight to your product and how long does it take to qualify your own product? If you could talk a little bit about the transition that you expect there?

Gary Yu - Diodes Incorporated - SVP of Business Groups

Okay. Hi, this is Gary. And first let me answer your question. And the South Portland wafer fab actually is an 8 inch equipment. Okay. So, in the short term, we do have a plan to continue to support onsemi business and just like the case we did for the TI go through GFAB. Okay. And at the same time we are qualifying our -- we are transferring our technology and the process for our internal wafer fab to the new wafer fab, and also we are qualifying our products, especially like analog, those kinds of advanced technology devices into this wafer fab.

So to me and it probably takes a one, and one and a half-hour to get our product qualified in production at that wafer fab. At the same time, Okay, onsemi probably the service now the inventories are going down and down. So that's probably our plan.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Well, we have the commitment to support onsemi fully support it for one year. And that, so our loading probably won't go down. But we would take that year and start to put in the process, the technology to support our own products, and give the customer notification and then start to ramp it. So, the timing is just right, because we support them when they go down, we can start to go up ours. So this is -- we -- is like what we do it, with GFAB, we are committed to support TI, and then come down 10%, so we ramp it up each year. And so, we know how to do it, and I think the GFAB acquisition come out to help us alot and I believe -- this fab demand should be help us similar way -- like the GFAB helping us.

Gary Yu - Diodes Incorporated - SVP of Business Groups

Yeah, definitely.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Okay, great. And then how should we look at analog pricing trends. Obviously, there were a number of price increases last year industry-wide. Do you see those price increases slowing a bit later this year, and how do you view that for your company relative to the whole industry?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Yeah, I think Tristan overall, right, the market situation didn't change much from the last time we talked, right. The demand and backlog are still extremely strong. So there is still an imbalance between supply and demand overall right. So doing this kind of market condition, usually you don't get much of the price pressure, but more on the supply pressure. Right? So we don't really expect the price pressure would come down. What we talk about also with the price increase, Diodes always take a more strategic view. So, we want to work with the customers very closely, only pass down the cost to the customer. In return, we can expand our customer relationship. We can continue to grow our content within the bond, within the customer. So, we're seeing a lot of good tractions, a lot of success, and that will continue to be the Diodes' strategy moving forward.

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MAY 04, 2022 / 9:00PM, DIOD.OQ - Q1 2022 Diodes Inc Earnings Call

Operator

Our next question comes from the line of William Stein from Truist Securities.

William Stein - Truist Securities, Inc., Research Division - MD

Congrats also on very good results and outlook, considering all the disruptions that are going on. And I want to follow up on that topic. With regard to the COVID lockdowns are you experiencing this effect on your business more as a matter of supply of materials and piece parts, that is disrupting your ability to manufacture, or is it just simply a disruption capacity in the plant, or is it more of a disruption in the ability to ship to customers or customers' ability to take a product? And I'm trying to figure out, whether it's -- I guess sort of more viewed as a buy issue or demand issue?

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Well, I think the most effect is the people. We are able to get the supply or building material, because we look ahead and we are able to negotiate a special permission with the government to give us the -- to get us the wafer shipment from our fab, or building material lead frame, more compound from our supply. So we today -- till today. I don't think we really get affected by the building material, and I think that I should give the credit for our management team over there, because they watch it very closely, they take a proactive action to get the building material way ahead of time to prevent any shortage or manufacturing problem.

But the key thing is really the manpower. When you lockdown, the people cannot come in, okay. And so the people they working there 40 days.
So fortunately, we had two shifts of people. So one shift working 12 hours and then when they are off they go to sleep in the -- our cafeteria or office area. Okay. Then we build in the shower room for them to take the shower, we provide them each shift, we provide them two meals, so they can -- they work on 12 hours after they come back, come down. They will rest 12 hours and then after the shift, the other shift over, they go back.
But we don't have enough people. Okay.

Originally, we only have about 50%, 60% of the people to be there. But then when they start the loosen up, all other area was released. But we started to look at who is in the release zone, contact them. And then, ask them to come back to work and immediately when the zone was released from the COVID-19 clean, Then we ask them to come back and they will hopefully come to work. In that way, we can start to continue to increase our manpower. So even today, we are not 100% have the people yet, but we are able to produce majority of our need and that...

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Yeah, so let me add additional so saw from the -- I would say both supply and demand, definitely there is some impact, right. So from the supply side, just like Dr. Lu mentioned the manpower, the labor definitely have impact on us. Definitely there is a reduced, I would say output overall. But on the other side, you look at the demand. I think I talked about it, the logistic challenges. Some of our customers also have reduced output capacity as well. That's actually the reason I talk about in Asia POS end of Q1, it was not a record, but still very, very good, because overall as a company, we have a globally record POS, that's also kind of impacted because of logistics on the inventory side a little bit impact over there. So, I would say, combination of both, and what we've been doing is actually very aggressively and very creatively to finding different ways to overcome the challenges.

William Stein - Truist Securities, Inc., Research Division - MD

Appreciate that. If I can, one follow-up, I would imagine factory utilization is extremely high right now, but I wonder if you can quantify that maybe across the network of factories that you have, if that's -- if that's a sensible thing? Thank you.

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MAY 04, 2022 / 9:00PM, DIOD.OQ - Q1 2022 Diodes Inc Earnings Call

Brett R. Whitmire - Diodes Incorporated - CFO

Well, I think Will, one of the things that we're continuing to see is that across the -- as we mentioned, across the fabs, we're running mid to high
80%, which we call full, some are higher than others. At the same time in the ATs, our highest running in ATs are in the mid 90s and as we address that we're taking multiple pronged efforts to increase capacity as Dr Lu went through a little bit earlier.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Well, and one thing, and when we are talking about this, one thing I do need to mention to you is -- I'm more concern is our customer. Okay. I just get the report Foxconn was in Zhengzhou in Shanghai area right. In Zhengzhou, they just announced, they're going to shut down, lockdown 7 days from today. So that is more and more concerned areas. While our customer may not be able to...

Gary Yu - Diodes Incorporated - SVP of Business Groups

Right. So it's a very uncertain for us to manage our customer. Because if the government on our customer side announced the shutdown, then they have to shut down. So, in other words, they probably cannot use our product to build anything. But I think Diodes has the ability to ship our backlog to different customers who can able to -- who is able to build, that's why we can reduce our risk, to this kind of production.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

If I can squeeze one response question into that, does guidance contemplates the potential for these additional sort of ongoing shutdowns, or if we see more news, such as what you just described, should we be more concerned about your guidance?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

So I would say, we actually built in all the -- as of today, what we know already into our guidance, right. So, if the lockdown situation in China get worse or the situation dramatically change overall. But overall we can see there is a strong backlog, we can see the strong book-to-bill ratio and a strong resell from Q1. That's actually the reason we still provide a really strong guidance for Q2 overall, right.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

But to be -- overall, what we assume is what we know today and we make assumption. Gradually Shanghai area, like I said at the beginning when they shutdown. But at like the -- beginning of this month, they start to release some, from -- there is a total 16 counties, and the staff from one county, two counties and every two, three days one more, two more and till today, I just mentioned to you is about 15 million people out of 25 million is in the release zone. So we tracking very closely every day and the current assumption our guidance is based on what we see today.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Right. And the other thing, keep in mind that I also talk about it even China, maybe there is some slowdown, but we are extremely, extremely strong in Europe and North America from the segment point of view, automotive, industrial, continue to be very strong. All the capacity, a lot of devices can be actually used in multiple applications, multiple regions and multiple customers. That's actually how we manage and diversify some of the risk that you talk about. So, I would say our guidance is definitely what we base on, as of today to provide it to you.

Operator

(Operator Instructions) Our next question comes from the line of David Williams from Benchmark.

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MAY 04, 2022 / 9:00PM, DIOD.OQ - Q1 2022 Diodes Inc Earnings Call

David Neil Williams - The Benchmark Company, LLC, Research Division - Senior Equity Analyst

Congrats on the continued progress. I wanted to ask -- may be first Dr. Lu if you've seen any changes in the customer order patterns or maybe any of the behaviors there, are you seeing any one that's being maybe a little more cautious or conservative in terms of their inventory stocks or what they're trying to produce? Just kind of given the backdrop that -- where it seems like we're heading into with inflation and slower consumption?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Yeah, David, this is Emily. Let me answer the question. So first of all from the order behavior point of view, we didn't really see any significant change, right. So overall, like I mentioned, the backlog is extremely strong, book-to-bill ratio very high. All in all, if I look at the POS record revenue end of
Q1, that actually has a good story to tell right, so the market is still extremely strong. There are some pockets of slowness, the low-end PCs I talk about it maybe China consumer demand a little bit softer. But since, like I mentioned, all the capacity this year. So when we have really, really strong demand from the other areas, so it's not a concern for us overall.

David Neil Williams - The Benchmark Company, LLC, Research Division - Senior Equity Analyst

Okay, fantastic. And then if I just kind of think about your revenue guidance, it's a fairly nice step up about I guess $18 million sequentially, is that driven more by capacity that you're bringing on or is this more pricing? Because it seems like you've been fairly capacity constrained and just kind of curious how that, how that revenue -- what the makeup is there?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Right. So, I think if you think about that we talk about product mix, that's one of the strategies that we'd be enforcing, continue to expand our product into the newer applications, different customers. I would say really. That's a key point. Capacity we have ongoing expansion, just like Dr.
Lu mentioned before, whether it's fab side or assembly side. So, we do ongoing increase in quarter-over-quarter, right. So, I would say all in all, together with the business, that's the reason that we provide a strong guidance for Q2.

David Neil Williams - The Benchmark Company, LLC, Research Division - Senior Equity Analyst

Okay, fantastic. Then maybe just one last quick one for Brett. As you think about the margin progression, particularly now that you're north of that
40% kind of the longer-term target, how do we think about the margin trajectory here, and should we maybe expect a more aggressive target range as we head through the year?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Sorry, David let me answer that question as well. So, when the margin improvement, one of the key things, the driving factor for that, is actually product mix improvement, right. So, if we continue to execute what we've been doing and continue to show that we sell. I do believe you will continue to see margin continue to improve over time, right. So, I don't -- we talk about how sticky those products are, I think it's more than ever, more stickier than now, especially we start building very, very strong customer relationship,

Brett R. Whitmire - Diodes Incorporated - CFO

You know, David. One thing I think you were talking or referring to is, we are very -- we've represented our 2025 plan very openly and that plan was modeled on essentially to get to a goal of $1 billion of gross profit. We said, hey, a reasonable model is $2.5 billion of revenue and 40% margin, and I think what we would say, as we look at it now, is that that plan is still very focused on gross profit of $1 billion, and we continue to expect our

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MAY 04, 2022 / 9:00PM, DIOD.OQ - Q1 2022 Diodes Inc Earnings Call

margin traction to exist, and we continue to think that, hey, well, if you were to model it today, maybe that suggests that the revenue doesn't have to be as high. But we will continue to be focused on our gross profit dollars in our goal.

Operator

Thank you. This does conclude the question-and-answer session of today's program. I would like to hand the program back to Dr. Keh-Shew Lu for any further remarks.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Thank you for your participation on today's call. Operator, you may now disconnect.

Operator

Thank you. Thank you, ladies and gentlemen for your participation in today's conference. This does conclude the program. You may now disconnect.
Good day.

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